Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

The undersigned hereby certifies that she is the duly elected and acting Vice President and Treasurer of PACIFIC GAS AND ELECTRIC COMPANY, a California corporation, as servicer (the “Servicer”), under the Recovery Property Servicing Agreement dated as of November 12, 2021 (the “Servicing Agreement”) between the Servicer and PG&E RECOVERY FUNDING LLC, as issuer (the “Issuer”), and further that:
    1.     A review of the Servicer’s activities as of December 31, 2021 and for the period November 12, 2021 through December 31, 2021 and of the Servicer’s performance under the Servicing Agreement has been made under the undersigned’s supervision.

    2.    To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects as of December 31, 2021 and for the period November 12, 2021 through December 31, 2021.

[Signature Page Follows]

    IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer Compliance Statement as of the date first above written.

SERVICER: PACIFIC GAS AND ELECTRIC COMPANY a California corporation

By:	/s/ MARGARET K. BECKER
Name:	Margaret K. Becker
Title:	Vice President and Treasurer